EXHIBIT 99.2

UNITED NETWORK SERVICES, Inc.
AND SUBSIDIARY

AUDITED CONSOLIDATED
FINANCIAL STATEMENTS

Years ended December 31, 2012 and 2011

EXHIBIT 99.2

UNITED NETWORKS SERVICES, INC AND SUBSIDIARY

CONTENTS

Page
Independent Auditors’ Report	1
Audited Consolidated Financial Statements as of and for the years ended December 31, 2012 and 2011
Consolidated Balance Sheets	2
Consolidated Statements of Operations	3
Consolidated Statements of Changes in Stockholders’ Equity(Deficit)	4
Consolidated Statements of Cash Flows	5 - 6
Notes to Consolidated Financial Statements	7 - 23

EXHIBIT 99.2

INDEPENDENT AUDITOR'S REPORT

To the Stockholders of
United Network Services, Inc.

We have audited the accompanying consolidated financial statements of United Network Services, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholder’s equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Network Services, Inc. and Subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

May 15, 2013

EXHIBIT 99.2

UNITED NETWORK SERVICES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Current assets
Cash	$176,238	$774,951
Receivables, net (Note 4)	3,937,396	1,890,777
Deferred charges	707,998	683,034
Prepaid and other current assets	60,634	59,800
Deferred income tax asset (Note 11)	292,391	15,483
Total current assets	5,174,657	3,424,045

Property and equipment, net (Note 5)	1,695,158	1,510,263

Other assets
Goodwill and other intangible assets (Note 3)	2,576,695	100,483
Deferred charges	1,172,459	1,605,639
Deferred income tax asset (Note 11)	135,547	666,215
Deposits	75,540	23,202
Deferred financing costs, net	2,567	11,595
Total other assets	3,962,808	2,407,134
	$10,832,623	$7,341,442

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Line of credit (Note 6)	$2,100,000	$1,742,000
Current maturities of subordinated debt (Note 7)	115,127	—
Current maturities of capital lease obligations (Note 8)	104,047	17,677
Accounts payable	4,201,076	1,455,986
Accrued expenses	418,888	476,134
Deferred revenue	990,823	445,486
Total current liabilities	7,929,961	4,137,283

Long-term liabilities
Subordinated debt, net of current maturities (Note 7)	161,284	382,719
Capital lease obligations, net of current maturities (Note 8)	116,915	6,305
Deferred revenue	476,499	399,686
Deferred rent	—	15,053
Total liabilities	8,684,659	4,941,046

Stockholders’ equity (Notes 9 and 10)
Common stock, $.01 par value, 10,500,000 and 8,600,000 shares authorized, respectively, 9,018,290 and 7,104,531 shares issued and outstanding at December 31, 2012 and 2011, respectively	90,183	71,045
Additional paid-in capital	14,566,517	12,309,223
Accumulated deficit	(12,508,736)	(9,979,872)
Total stockholders’ equity	2,147,964	2,400,396
	$10,832,623	$7,341,442
The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.2

UNITED NETWORK SERVICES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2012	2011

Revenues	$27,595,715	$19,580,548

Cost of revenues	20,137,859	13,176,185

Gross profit	7,457,856	6,404,363

Operating expenses
Payroll expenses, including employer taxes	5,171,460	4,050,252
Other general and administrative	690,368	495,615
Occupancy	665,073	504,466
Employee benefits	551,222	442,278
Travel and entertainment	488,484	333,493
Consulting and contract labor	305,224	224,760
Professional fees	225,660	124,871
Bad debts	203,658	6,212
Insurance	107,157	92,125
Stock compensation expense	104,824	73,989

Total operating expenses	8,513,130	6,348,061

Income (loss) from operations before depreciation
and amortization	(1,055,274)	56,302

Depreciation and amortization of property and equipment	856,500	643,209
Amortization of customer relationship intangible asset	452,715	--

Loss from operations	(2,364,489)	(586,907)

Interest expense	155,347	435,849
Amortization of deferred financing costs	9,028	9,027

Loss before income taxes	(2,528,864)	(1,031,783)

Income taxes (Note 11)	—	—

Net loss	$(2,528,864)	$(1,031,783)

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.2

UNITED NETWORK SERVICES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred stock	Common stock	Additional paid-in capital	Accumulated deficit	Total

Balance, December 31, 2010	$812	$2,770	$7,829,895	$(8,422,478)	$(589,001)
Stock compensation awards (Note 9)
Compensatory award of 300 restricted Series A preferred shares			10,479		10,479
Compensatory award of 50 restricted Series A preferred shares			4,075		4,075
Compensatory award of 50 restricted Series A preferred shares			3,056		3,056
Issuance of 300 Series A preferred shares upon vesting	3		(3)		—
Issuance of 50 Series A preferred shares upon vesting	1		(1)		—
Dividends on Series A preferred stock (Notes 7 and 9)
Paid via issuance of subordinated debt in 2011				(261,399)	(261,399)
Paid via issuance of common stock				(264,212)	(264,212)
Effects of recapitalization (Note 9)
Retire Series A preferred stock in exchange for common stock	(816)	12,232	(11,416)		--
Conversion of subordinated debt		50,709	4,006,040		4,056,749
Payment of accrued interest payable		1,896	149,810		151,706
Payment of accumulated dividends		3,303	260,909		264,212
Stock options exercised (Note 10)		135			135
Compensatory award of performance condition stock options (Note 10)			56,379		56,379
Net loss				(1,031,783)	(1,031,783)
Balance, December 31, 2011	—	71,045	12,309,223	(9,979,872)	2,400,396
Stock compensation awards (Note 9)
Compensatory award of 750 restricted common shares			1,019		1,019
Issuance of 750 common shares upon vesting		8	(8)		--
Consideration transferred in stock purchase (Notes 3 and 9)
Issuance of 1,250,000 unrestricted common shares		12,500	1,462,500		1,475,000
Issuance of 500,000 restricted common shares		5,000	585,000		590,000
Conversion of subordinated debt (Note 7)		1,329	104,978		106,307
Stock options exercised (Note 10)		301			301
Compensatory award of performance condition stock options (Note 10)			103,805		103,805
Net loss				(2,528,864)	(2,528,864)
Balance, December 31, 2012	$—	$90,183	$14,566,517	$(12,508,736)	$2,147,964
The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.2

UNITED NETWORK SERVICES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2012	2011

Cash flows from operating activities
Net loss	$(2,528,864)	$(1,031,783)
Adjustments to reconcile net loss to net cash used in
operating activities
Depreciation and amortization of property and equipment	856,500	643,209
Amortization of customer relationship intangible asset	452,715	—
Amortization of deferred financing costs	9,028	9,027
Stock compensation expense	104,824	73,989
Increase (decrease) in cash from changes in
Receivables	(1,917,209)	796,317
Deferred charges	408,216	(14,695)
Prepaid and other current assets	1,531	14,461
Deposits	(40,958)	(7,906)
Accounts payable	1,434,547	(917,877)
Accrued expenses	(57,246)	96,175
Deferred revenue	622,150	(42,794)
Deferred rent	(15,053)	(13,434)
Net cash used in operating activities	(669,819)	(395,311)

Cash flows from investing activities
Cash acquired in business combination	116,962	—
Purchases of property and equipment	(336,082)	(376,918)
Net cash used in investing activities	(219,120)	(376,918)

Cash flows from financing activities
Net increase in line of credit	358,000	—
Payments on capital lease obligations	(68,075)	(18,572)
Proceeds from exercises of stock options	301	135
Net cash provided by (used in) financing activities	290,226	(18,437)

Net decrease in cash	(598,713)	(790,666)

Cash
Beginning of year	774,951	1,565,617

End of year	$176,238	$774,951

Supplemental disclosures of cash flow information
Cash paid for interest	$186,287	$361,979

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.2

UNITED NETWORK SERVICES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

	Year ended December 31,
	2012	2011
Supplemental disclosures of non-cash investing and financing activities

Non-cash consideration, assets acquired and liabilities assumed in business combination (Note 3)
Common stock issued as consideration	$2,065,000	$—
Fair value of non-cash assets acquired	(3,644,454)	—
Fair value of liabilities assumed	1,696,416	—

Conversion of subordinated debt to common stock	106,307	—

Acquisition of property and equipment through capital leases	132,942	—

Dividends on preferred stock paid via the issuance of subordinated debt	—	528,256

Subordinated debt paid via the issuance of common stock in connection with recapitalization	—	4,056,749

Accrued interest paid via the issuance of common stock in connection with recapitalization	—	151,796

Accumulated dividends paid via the issuance of common stock in connection with recapitalization	—	264,212

Residual net book value of property and equipment reclassified to deferred charges (Note 15)	—	710,362

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.2

UNITED NETWORK SERVICES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

NOTE 1 -	HISTORY AND ORGANIZATION
American Broadband, Inc. (dba “United Network Services, Inc.”) (a Delaware corporation) and, its wholly owned subsidiary, Trinity Networks, LLC, are collectively referred to as the “Company”. The Company was founded in 2001 as a single source provider of ubiquitous networks for broadband and Ethernet service to multi-location clients of all sizes.

The Company is a leading national carrier with a sophisticated next generation network and provider of intelligent internet connectivity and managed services for voice and data networks. The Company provides a complete managed solution by combining managed network services, managed connectivity, professional services, back-office services and online performance reporting to give enterprises a complete cost-efficient, end-to-end managed solution for their network. It custom designs, monitors, and manages networks for information technology organizations of mid-size enterprises. The Company’s extensive solutions include MPLS, CloudMPLS, VPLS, Ethernet, DIA, broadband, Same IP Failover, managed LAN, managed firewall, managed back-office, managed co-location, and hosted monitoring. The Company services organizations in numerous industries with multiple, diverse geographic locations.

On February 10, 2012, the Company executed a stock purchase agreement with IPNetZone Communications Inc. (“IPNZ”) and IPNZ’s stockholders (see Note 3). In connection with this agreement, the Company also purchased all of the stock of BendLogic, Inc. (“BL”), which was a wholly owned subsidiary of IPNZ. The transaction qualified as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986. The effective date of the agreement was January 31, 2012, which was also the acquisition date, as this was the date that the Company effectively assumed control of IPNZ. The acquired assets and liabilities of IPNZ were recorded at their fair value as of the acquisition date and the results of operations for IPNZ from the acquisition date are included with the Company’s operations for the year ended December 31, 2012. The acquired companies merged into United Network Services, Inc.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation
The consolidated financial statements include the accounts of United Network Services, Inc. and its wholly owned subsidiary, Trinity Networks, LLC, after elimination of all inter-company accounts and transactions.

Cash
The Company’s principal bank accounts were maintained at Dollar Bank and Bank of America as of December 31, 2012. Amounts in excess of federally insured limits, if any, represent a concentration of credit risk arising from cash deposits. The Company does not believe it is exposed to any significant credit risk on cash.

Receivables
The Company assesses the need for an allowance for doubtful accounts based upon management’s review of outstanding receivables, historical collection information, and existing economic conditions. The allowance for doubtful accounts has been provided as of December 31, 2012 and 2011 based on management’s assessment. Receivables are charged off when management determines that further collection efforts will not be pursued.

Property and equipment
Property and equipment are stated at cost and are depreciated over estimated useful lives, using both straight-line and accelerated methods, except that certain equipment purchased for use in connection with customer contracts is depreciated over the shorter of the useful life or the term of the applicable contract. Estimated useful lives are principally as follows: telecommunications equipment, 3 to 7 years; computer equipment, 3 to 5 years; fiber optic network, 3 to 15 years; furniture, fixtures, and computer software, 3 to 10 years; leasehold improvements, 5 to 10 years; and vehicle, 5 years.

EXHIBIT 99.2

Maintenance and repairs are expensed as incurred. Expenditures that significantly increase asset values or extend useful lives are capitalized. When an asset is sold or retired, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized in income.

The Company reviews the carrying value of property and equipment for possible impairment when events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated undiscounted future cash flows expected to result from the use or eventual disposition of these assets. If the estimated undiscounted future cash flows were less than the carrying value, an impairment loss would be recognized equal to an amount by which the carrying value exceeds the estimated fair value of the assets.

Goodwill and other intangible assets
Goodwill represents the excess of costs over the fair value of assets acquired in conjunction with the acquisitions of IPNZ and Trinity Networks, LLC. The Company accounts for goodwill according to the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 350, Intangibles-Goodwill and Other, which requires that goodwill and other indefinite-lived intangible assets not be amortized, but instead tested for impairment at least annually by applying a fair value based test, and more frequently if events and circumstances indicate that the asset might be impaired.

Accordingly, the Company compares the fair value of the reporting unit with its carrying value to determine if there is potential impairment of goodwill. If the fair value of the reporting unit is less than its carrying value at the valuation date, a permanent impairment loss would be recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value. The fair value of the reporting unit is measured based on the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about estimated future cash flows, these assumptions require significant judgment and actual results may differ from assumed and estimated amounts. No impairment losses were recorded as of December 31, 2012 and 2011.

The Company applies FASB ASC Topic 805, Business Combinations, for recognizing separately from goodwill all identifiable intangible assets in a business combination. The Company considers an intangible asset separately identifiable if it meets either the separability criterion or the contractual-legal criterion. The Company recognized a separate long-lived intangible asset for customer relationships acquired from IPNZ totaling $831,016, as customer relationships met the contractual-legal criterion. The fair value of customer relationships acquired was based on a discounted value of projected net future cash flows from the relationships, including related income tax amortization benefits. The Company systematically recognizes amortization expense over the periods expected to be benefited from the customer relationships. The Company recognized $452,715 in amortization expense for the year ended December 31, 2012 for customer relationships. Future amortization expense of the fair value of customer relationships as of December 31, 2012 is projected to be as follows for the years ending December 31: 2013 - $267,711; 2014 - $96,547; 2015 - $8,530; 2016 - $5,208; and 2017 - $305.

The Company also considers whether the customer relationship intangible asset is impaired. An impairment loss would be recognized if the carrying amount of the intangible asset is not expected to be recoverable and its carrying amount exceeds its fair value.

Recognition of revenues and accounting for related direct costs
The Company’s principal source of revenues is long-term contracts for broadband aggregation and private network services to enterprise and institutional customers throughout the United States and end-to-end turnkey solutions for wireless operators for cell site turn up and full connectivity to the mobile telephone switching office. These contracts typically provide for monthly recurring charges to customers over the contract term and often provide for payments of non-recurring charges at the inception of the contract. The contract terms typically extend up to five years and are cancelable by customers only with the payment of substantial cancellation penalties. Although there could be circumstances where these penalties may not cover the costs incurred by the Company, management expects such situations to be rare. At the end of the initial contract term, the Company sometimes extends the contract or begins serving the customer on a month-to-month basis.

Pursuant to guidance set out in FASB ASC Topic 605, Multiple-Element Arrangements, the Company considers non-recurring charges due from customers under long-term contracts to be part of revenues from broadband aggregation, private network, and wireless backhaul services rather than a separate unit of accounting. These non-recurring charges are recorded as deferred revenue when billed and amortized into revenue on a straight-

EXHIBIT 99.2

line basis over the contract term. Recurring charges due from customers under contracts are recognized as revenue ratably over the contract term.

The Company typically enters into long-term contracts with infrastructure providers entitling the Company to use the provider’s network capacity to provide services to customers. These contracts provide for payments of monthly recurring charges to providers over the contract term and often provide for payments of non-recurring charges at the inception of the contract. In addition, the Company incurs other incremental direct costs to acquire customer contracts and establish services under those contracts, such as engineering costs, travel costs and sales commissions.

The Company records non-recurring costs under long-term contracts to suppliers and other incremental direct costs relating to customer contracts as deferred charges and amortizes those deferred charges against revenues on a straight-line basis over the term of the applicable contracts. Recurring charges payable under contracts to providers are recognized as costs of services ratably over the contract term.

The Company periodically sells various equipment to customers in transactions independent of its long-term contracts. The Company recognizes revenue and related costs of sales for such transactions when the equipment has been shipped to and accepted by the customer. In addition, the Company may enter into customer and vendor service agreements related to the sales of this equipment. The Company also provides professional services such as network design, implementation and support to assist organizations with the complete network life cycle. The amounts related to these service agreements are recognized as income or expense as services are rendered or received.

Income taxes
The Company recognizes deferred income tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which related temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in this assessment. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

FASB ASC Topic 740, Income Taxes, clarifies recognition, measurement, presentation, and disclosure relating to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and numerous states. The Company’s federal income tax returns for tax years 2009 and beyond remain subject to examination by the Internal Revenue Service. The Company’s state income tax returns for tax years 2009 and beyond remain subject to examination by the applicable state taxing authorities. The Company is unaware of any unrecognized tax benefits or uncertain tax positions that are significant in relation to the Company’s consolidated financial statements.

Software development costs
FASB ASC Topic 350, Internal-Use Software, establishes criteria for capitalization of software development costs during the application development stage and ending when the project is substantially complete and ready for its intended use. Management has evaluated the criteria of FASB ASC Topic 350 applicable to its software development project activities, and has capitalized $804,174 of software development costs as of December 31, 2012 and 2011. Once a project has been completed, these costs are being amortized generally on a straight-line basis over a three to five-year period. Accumulated amortization of these costs was $377,668 and $232,962 as of December 31, 2012 and 2011, respectively.

Share-based compensation
The Company applies FASB ASC Topic 718, Stock Compensation, for all stock option awards issued. FASB ASC Topic 718 requires the Company to recognize compensation expense in an amount equal to the fair value of stock option awards. The fair value of option awards is estimated on the date of grant using the Black-Scholes option-pricing model.

EXHIBIT 99.2

Use of estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent events
The Company evaluates events and transactions occurring subsequent to the date of the consolidated financial statements for matters requiring recognition or disclosure in the consolidated financial statements. The accompanying consolidated financial statements consider events through May 15, 2013 the date on which the consolidated financial statements were available to be issued.

Reclassifications
Certain 2011 amounts presented in these consolidated financial statements have been reclassified for comparative purposes.

NOTE 3 -	ACQUISITION OF IPNETZONE COMMUNICATIONS, INC.
On February 10, 2012, the Company entered into a stock purchase agreement with IPNZ and IPNZ's shareholders. In connection with this agreement, the Company also purchased all of the stock of BendLogic, Inc. (“BL”), which was a subsidiary of IPNZ. The transaction is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986. The effective date of the agreement was January 31, 2012, which was also the acquisition date, as this was the date that the Company effectively assumed control of IPNZ. Under the acquisition method of accounting, the Company began recording the results of IPNZ’s operations as of January 31, 2012.

IPNZ was a privately-held company headquartered in New York City which owned and operated its own 16 node MPLS/VPLS and Carrier Ethernet network. In addition, it provided intelligent internet connectivity, managed network services, and proactive monitoring of network assets for both enterprise and carrier customers. The Company and IPNZ plan to collaborate in providing enterprise customers with custom MPLS/VPLS networks and related managed services.

In accordance with the terms of the stock purchase agreement, the Company acquired 100% of the stock of IPNZ and BL for the following consideration: (i) 1,250,000 unrestricted shares of the Company’s common stock and (ii) 500,000 restricted shares of the Company’s common stock. The restricted shares will vest upon the satisfaction of the following performance criteria: (i) one-third of the restricted shares will vest upon achieving at least $1,000,000 in EBITDA (as defined) in any rolling twelve month period; (ii) two-thirds of the restricted shares will vest upon achieving at least $2,000,000 in EBITDA in any rolling twelve month period; and (iii) the final third of the restricted shares will vest upon achieving at least $3,000,000 in EBITDA in any rolling twelve month period. The selling shareholders of IPNZ are entitled to nominate one director who will serve on the Company’s Board of Directors; the nomination is subject to approval by a simple majority of the other directors.

Management estimated that the price of the IPNZ acquisition was $2,065,000. This represents 1,250,000 unrestricted shares and the 500,000 restricted shares of the Company’s common stock at a value of $1.18 per share. The value of the 500,000 shares is included in the acquisition price because management considered it probable as of the acquisition date that the Company will achieve more than $3,000,000 in EBITDA in coming years.

The Company entered into employment agreements effective January 31, 2012 with four members of management of IPNZ. As part of these agreements, these individuals were granted options with contractual terms of ten years to buy an aggregate of 400,000 shares of the Company’s common stock at an exercise price of $.01 per share (see Note 10 for further information regarding these stock options).

The following table summarizes the consideration transferred and the amounts of identified assets acquired and liabilities assumed at the acquisition date:

EXHIBIT 99.2

Fair Value of consideration transferred
Common Stock - 1,250,000 unrestricted shares	$1,475,000
Common Stock - 500,000 restricted shares	590,000
Total consideration	$2,065,000

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$116,962
Accounts Receivable	129,411
Property and equipment	572,372
Customer relationship intangible asset	831,016
Other assets	13,745
Accounts payable	(1,101,372)
Capital lease obligations	(132,113)
Deferred income tax liabilities	(253,760)
Other liabilities	(209,171)
Total identifiable net assets	(32,910)

Goodwill	$2,097,910

The Company allocated the fair value of the common stock transferred of $2,065,000 to identifiable assets acquired and liabilities assumed based on their fair values on the date of acquisition. The Company recognized $2,097,910 of goodwill related to the acquisition which represents the excess of the purchase price over the estimated fair values of the identifiable net assets. The goodwill relates principally to the expected revenue and cost synergies that the Company expects to realize from the acquisition. Since the acquisition is intended to be a non-taxable exchange, none of the goodwill will be tax deductible for income tax purposes.

NOTE 4 -	RECEIVABLES
Receivables consisted of the following as of December 31:

	2012	2011

Receivables	$4,234,042	$1,941,369
Less: allowance doubtful accounts	296,646	50,592
	$3,937,396	$1,890,777

The Company, in the normal course of business, extends credit to its customers based on various terms. The Company does not require collateral for these receivables.

Following is a table of customers who accounted for more than 10% of the Company’s revenues and/or receivables as of and for the years ended December 31, 2012 and 2011:

	Revenues		Receivables
Customer	2012	2011	2012	2011

A	27%	38%	29%	63%
B	15%	19%
C	10%	16%

EXHIBIT 99.2

The Company services sites for Customer A under a master service agreement that expires on October 31, 2017, and includes options that extend the base period of performance for three successive three year renewals thereafter. The arrangements with Customer A for services to these sites have terms ranging from month-to-month up to twenty-four months.

NOTE 5 -	PROPERTY AND EQUIPMENT
Property and equipment consisted of the following as of December 31:

	2012	2011

Telecommunications equipment	$2,887,577	$2,058,903
Computer equipment, software, furniture and fixtures	2,107,054	1,892,747
Fiber optic network	825,052	825,052
Leasehold improvements	102,047	97,194
Vehicle	40,853	40,853
Project in progress	—	6,440
	5,962,583	4,921,189
Less Accumulated depreciation and amortization	4,267,425	3,410,926
	$1,695,158	$1,510,263

NOTE 6 -	LINE OF CREDIT
The Company entered into a line of credit agreement with Dollar Bank on August 15, 2007. The agreement presently provides for maximum borrowings of the lesser of $2,100,000 or the borrowing base, representing 80% of eligible receivables. On October 31, 2011, the commitment decreased from $2,500,000 to $2,100,000 and the borrowing base decreased from 85% to 80% of eligible receivables.

Borrowings on the line of credit bear interest at the prime rate (3.25% as of December 31, 2012 and 2011) plus 1.50% as of December 31, 2012 and 2011, payable monthly. The interest rate was increased from prime plus 1.00% to prime plus 1.50% on October 31, 2011. This debt, which had been due on demand, was paid off in May 2013 (see Note 17).

The credit agreement requires, among other things, that the Company maintain a current ratio of not less than 0.75 to 1, a ratio of total liabilities to tangible net worth (as defined) of not more than 2.50 to 1, tangible net worth of at least $2,400,000 as of December 31, 2012 and increasing by $300,000 as of the end of each succeeding year, and a fixed charge coverage ratio (as defined) of not less than 1 to 1 for each calendar year. The credit agreement limits the incurrence of additional indebtedness and liens and generally limits payments of dividends. The Company was not in compliance with various covenants as of December 31, 2012.

The credit agreement contains a subjective acceleration clause under which the lender can deem the Company to be in default if the lender determines that the Company has suffered a material adverse effect (as defined). Management has not been notified by the lender of any default under this clause. Substantially all of the Company's assets, including its receivables, an assignment of government contracts, property and equipment, and other assets, are pledged as collateral under the credit agreement.

NOTE 7 -	SUBORDINATED DEBT AND WARRANTS
As described in Note 9, $4,056,749 in subordinated debt and $151,706 in related accrued interest payable were exchanged for common stock of the Company in connection with a recapitalization effective June 30, 2011.

In 2008, the Company borrowed $999,980 from existing stockholders and affiliates and members of management under subordinated debt agreements. All borrowings are junior to any and all borrowings under agreements with Dollar Bank (see Note 6). The interest rate on the subordinated debt is 15.0% per annum. Interest-only payments are due quarterly through June 30, 2013, at which time the principal is due and payable. As of December

EXHIBIT 99.2

31, 2012, $63,414 in principal remains outstanding under these agreements after the Company’s recapitalization (see Note 9). Additionally, under these agreements, the Company issued warrants to the note holders entitling them to purchase 62,494 shares of the Company’s common stock at a price of $10 per share. The warrants will expire on April 30, 2018. No value was assigned to these warrants based on an estimate made in 2008 using the Black-Scholes option model.

The Company issued subordinated notes to stockholders and affiliates and members of management in the amount of $528,256 during 2011 in lieu of payment of cash dividends on the Series A Preferred Stock (see Note 9). All borrowings are junior to borrowings under agreements with Dollar Bank (see Note 6). The interest rate on these borrowings is 15.0% per annum. Interest-only payments are due quarterly through the maturity date of the notes at various dates between 2013 and 2016 for the notes discussed above and notes issued under comparable arrangements during 2008, 2009, and 2010 for similar purposes. As of December 31, 2012, $212,997 in principal remains outstanding under these agreements after the Company’s recapitalization (see Note 9).

In 2012, the Company repurchased $106,307 in subordinated debt from a note holder at a 10.0% discount using proceeds advanced from an existing stockholder of the Company. The existing stockholder then exchanged the $106,307 in subordinated debt for 132,884 shares of common stock at a conversion rate of 1 share of common stock for each $.80 in outstanding principal. The Company did not recognize a gain on the repurchase of subordinated debt since in effect the Company acted as an agent for the note holder and existing stockholder.

In total, amounts outstanding under all subordinated debt arrangements are $276,411 and $382,719 as of December 31, 2012 and 2011, respectively. Of the outstanding balance of subordinated debt as of December 31, 2012, $115,127 matures in 2013, $64,571 matures in 2014, $64,571 matures in 2015, and $32,142 matures in 2016. Prior to maturity, without penalty, the Board authorized the Company to sell to qualified buyers, if any, at a price of $.80 per share, a number of shares of common stock sufficient to repurchase and extinguish any or all outstanding subordinated debt held by those note holders who declined to convert their subordinated debt to common stock in connection with the Company’s recapitalization.

NOTE 8 -	CAPITAL LEASE OBLIGATIONS
The Company leases certain furniture and fixtures and telecommunications equipment under various capital leases. The economic substance of the leases is that the Company is financing the acquisition of the property through the leases and, accordingly, the property is recorded as assets and the leases are recorded as liabilities. Certain payments are guaranteed by a stockholder of the Company. The capital lease obligations are payable through 2015.

Future minimum payments under the capitalized lease obligations are as follows as of December 31:

	2012	2011

Year ending December 31,
2013	$119,263	$—
2014	82,122
2015	44,250
Total minimum lease payments	245,635
Less: amounts representing interest	24,673
Amounts representing principal	220,962	23,982
Less: current maturities	104,047	17,677
Capital lease obligations, net of current maturities	$116,915	$6,305

Property and equipment includes the following amounts for the assets under the capital lease obligations as of December 31:

EXHIBIT 99.2

	2012	2011

Furniture and fixtures	$100,837	$100,837
Telecommunications equipment	240,442	—
	341,279	100,837
Less Accumulated depreciation	132,961	81,013
	$208,318	$19,824

NOTE 9 -	STOCKHOLDERS' EQUITY

Stockholders’ deficit prior to 2011 recapitalization
The Company’s authorized capital as of January 1, 2011 included 1,500,000 shares of common stock with a par value of $.01 per share and 100,000 shares of preferred stock with a par value of $.01 per share. The Series A Preferred Stock provided for a 13% cumulative dividend and liquidation preference. The Series A Preferred Stock was convertible to common stock of the Company at any time at a conversion ratio of 10 shares of common stock per share of Series A Preferred Stock, subject to any adjustments (as defined). The holders of Series A Preferred Stock were entitled to vote as if their stock were converted to common stock and they were entitled to elect three members of the Board of Directors of the Company.

The Company had the option to redeem all or part of the Series A Preferred Stock at 1.50 times its original issue price of $100 per share plus accrued dividends within 30 days following the fifth anniversary and each succeeding anniversary of issuance. The liquidation value of the Series A Preferred Stock was an amount per share equal to the greater of (i) 1.50 times its original issue price of $100 per share plus accrued dividends or (ii) the amount which would have been payable in respect of such share if such share had been converted into common stock prior to liquidation.

Dividends on Series A Preferred Stock
Dividends payable for the fourth quarter of 2010 of $266,857 were paid in the form of subordinated debt during January 2011. Dividends for the first quarter of 2011 of $261,399 were paid via the issuance of subordinated debt. Dividends for the second quarter of 2011 of $264,612, which were payable as of the date of the recapitalization, were paid via the issuance of common stock of the Company (see below).

Effects of 2011 recapitalization
On May 29, 2011, the Company’s Board of Directors developed a recapitalization plan for the Company and approved a resolution for the Company to move forward with the plan. At the recommendation of the Board of Directors, the stockholders of the Company approved the recapitalization plan by a majority vote effective June 30, 2011.

Under the approved recapitalization plan, effective June 30, 2011, the Company: (i) converted all outstanding Series A Preferred Stock into common stock at a conversion rate of 15 shares of common stock for each share of Series A Preferred Stock; (ii) offered holders of subordinated notes the right to convert outstanding subordinated notes to common stock at a conversion rate of 1 share of common stock for each $.80 of outstanding principal and accrued interest (see Note 7); (iii) offered to subordinated note holders who declined to convert their note holdings into common stock the opportunity to sell to qualified buyers a number of shares of common stock sufficient to repurchase and extinguish all outstanding subordinated debt at a price of $.80 per share (see Note 7); (iv) amended and restated its certificate of incorporation to increase the authorized number of shares of common stock to 8,600,000 shares; and, (v) reserved 1,000,000 shares of common stock for a management incentive pool for option grants that will vest if the Company achieves certain earnings targets determined by the Board of Directors (see Note 10).

Following is a summary of the effects of the recapitalization that are reflected in the statement of changes in stockholders’ equity (deficit) for 2011:

a.
81,546 shares of Series A Preferred Stock with a par value of $.01 per share were converted to 1,223,190 shares of common stock with a par value of $.01 per share and such preferred stock was extinguished and retired.

EXHIBIT 99.2

b.	Outstanding subordinated notes in the amount of $4,056,749 were converted to 5,070,936 shares of common stock with a par value of $.01 per share.

c.	Accrued interest payable on subordinated notes in the amount of $151,706 was converted to 189,632 shares of common stock with a par value of $.01 per share.

d.	Accumulated dividends on previously issued Series A Preferred Stock in the amount of $264,212 were paid via the issuance of 330,265 shares of common stock with a par value of $.01 per share.

Stock compensation awards
On May 1, 2009, the Company made an award of 300 shares of Series A Preferred Stock to the Company’s former President and Chief Executive Officer pursuant to the terms of a restricted stock award agreement. His rights to the stock were to vest upon completion of continuous employment by the Company through April 1, 2012. However, effective April 12, 2011, pursuant to the terms of the restricted stock award agreement, the 300 shares of Series A Preferred Stock vested immediately upon his termination of employment without cause. Compensation expense was being recorded ratably over the thirty-five month period from May 1, 2009 to April 1, 2012 with an offsetting credit to additional paid-in capital. The remaining compensation expense was recognized during 2011 to reflect the accelerated vesting and issuance of such stock. Compensation expense was $10,479 in 2011.

On March 7, 2011, the Company made an award of 100 shares of Series A Preferred Stock to the Company’s former Senior Vice President of Sales & Marketing pursuant to the terms of a restricted stock award agreement. The award was approved with an effective date of June 1, 2010 and was retroactively issued as such. His rights to the stock were dependent upon continuous employment by the Company and were to vest as follows: (i) 50 shares after the passage of one year from the date of issuance and (ii) 50 shares after the passage of two years from the date of issuance. Compensation expense was being recorded ratably over the two vesting periods, with an offsetting credit to additional paid-in-capital. During 2011, compensation expense was $4,075 and $3,056 for the shares vesting on June 1, 2011 and 2012, respectively. The first 50 shares vested and were issued on June 1, 2011. The remaining 50 shares were converted to 750 shares of common stock with a par value of $.01 per share in connection with the Company’s 2011 recapitalization. On February 24, 2012, the employee’s employment with the Company was terminated without cause, and pursuant to the terms of the restricted stock award agreement, his rights to the stock awards vested immediately and the stock was issued. Compensation expense was $1,019 in 2012.

Authorization of additional stock
In connection with the acquisition of IPNZ (see Note 3), by a majority vote, the stockholders of the Company authorized the Company to amend and restate its certificate of incorporation to increase the authorized number of shares of common stock to 10,500,000 with a par value of $.01 per share.

NOTE 10 -	STOCK OPTIONS

Employee stock option plan
In October 2008, the Board of Directors approved the Stock Option Plan effective January 1, 2009 to attract and retain personnel and to promote the success of the Company’s business. Stock options can be granted through December 31, 2013 to employees for up to 115,310 shares of common stock. Stock options are subject to vesting and other limitations as established by the Board of Directors, provided that the life of a grant will be no more than ten years. Generally, the Company’s stock options vest 25% at the date of grant and 25% on each succeeding anniversary over a three-year period from the date of grant. The Company can issue both nonqualified and incentive stock options under the plan. The exercise price of each incentive and nonqualified stock option shall not be less than the fair value on the date of the grant. In all cases, the fair value of the common stock shall be determined in good faith by the Board of Directors.

No compensation expense was recognized for any options granted under the plan because compensation expense estimated using the Black-Scholes option model was not significant to the Company’s consolidated financial statements.

Information regarding stock options granted under the plan is as follows:

EXHIBIT 99.2

		Weighted		Weighted
	Number of	average	Number of	average
	nonvested	exercise price	vested	exercise price
	options	per option	options	per option

Outstanding as of December 31, 2010	38,750	$0.01	11,000	$0.01
Granted	—	—	—	—
Vested	(21,375)	.01	21,375.01
Exercised	—	—	(13,500)	.01
Forfeited	(1,250)	.01	—	—
Expired	—		(3,750)	.01

Outstanding as of December 31, 2011	16,125.01		15,125.01
Granted	—	—	—	—
Vested	(16,125)	.01	16,125.01
Exercised	—	—	(30,125)	.01
Forfeited	—	—	—	—

Outstanding as of December 31, 2012	—	$0.01	1,125	$0.01

The vested options have a weighted average remaining contractual term of 6.1 years as of December 31, 2012.

Performance obligation stock options
In accordance with FASB ASC Topic 718, Stock Compensation, the Company recognizes compensation expense for stock options with performance obligations based upon the grant date fair value and the likelihood of achieving the performance targets. Accordingly, management analyzes the likelihood of achieving performance targets and estimates requisite service periods based upon the projected dates of achieving each performance target. If achieving a performance target is no longer deemed probable or the performance target is achieved earlier than expected, the requisite service period is adjusted for the related performance target and compensation expense is revised prospectively. Additionally, if an award is forfeited before vesting, or fails to vest or become exercisable, any previously recognized compensation expense is reversed in the period of change accumulatively. The Company recognizes compensation expense for these awards with an offsetting credit to additional paid-in-capital.

On November 1, 2011, various executives were granted options with contractual terms of ten years to buy 900,000 shares at an exercise price of $.01 per share. During 2012, 700,000 of these options were forfeited either through termination of employment or election by the recipient. The remaining 200,000 stock options vest upon the satisfaction of the following performance thresholds: (i) one-third of the stock options will vest after the Company achieves $2,000,000 in EBITDA (as defined) in any calendar year; (ii) two-thirds of the stock options will vest after the Company achieves $3,000,000 in EBITDA in any calendar year; and, (iii) the final third of the stock options will vest after the Company achieves $4,000,000 in EBITDA in any calendar year. In 2011, management expected the Company to achieve the first two performance thresholds in the 2013 calendar year and the third one in the 2014 calendar year, resulting in estimated requisite service periods of 26 months and 38 months, respectively, and the recognition of $56,379 in compensation expense during 2011, which was estimated using the Black-Scholes option model with the following assumptions:

EXHIBIT 99.2

Number of shares under options	466,667	233,333
Requisite service period	26 months	38 months
Value of common stock	$1.18 per share	$1.18 per share
Calculated volatility	72%	72%
Expected dividends	—%	—%
Expected life	5 years	5 years
Risk-free interest rate	0.31%	0.45%

In 2012, the recipients of 700,000 of these options agreed to forfeit them and management reversed the 2011 compensation expense of $40,270 by reducing 2012 stock compensation expense and increasing additional paid-in-capital. Management now expects the Company to achieve all of the performance thresholds in the 2014 calendar year, which resulted in a revision to the requisite period for 133,333 of remaining options to 38 months from 26 months. Compensation expense of $70,119 was recognized for remaining options in 2012.

On February 1, 2012, various executives and employees were granted options with contractual terms of ten years to buy 400,000 shares at an exercise price of $.01 per share. However, certain recipients agreed to forfeit options on 300,000 of these shares, and accordingly, compensation expense for these options was not recognized during 2012. These stock options vest upon the satisfaction of the following performance thresholds: (i) one-third will vest after the Company achieves $2,000,000 in EBITDA in any rolling twelve month period year; (ii) two-thirds will vest after the Company achieves $3,000,000 in EBITDA in any rolling twelve month period; and, (iii) the final third will vest after the Company achieves $4,000,000 in EBITDA in any rolling twelve month period. Management expects the Company to achieve each of these performance thresholds in the 2014 calendar year.

Compensation expense of $36,781 was recognized for these stock options during 2012, which was estimated using the Black-Scholes option model with the following assumptions:

Number of shares under options	100,000
Requisite service period	35 months
Value of common stock	$1.18 per share
Calculated volatility	75%
Expected dividends	—%
Expected life	5 years
Risk-free interest rate	0.45%

On March 1, 2012, various employees were granted options with contractual terms of ten years to buy 108,000 shares at an exercise price of $.01 per share. These stock options vest upon the satisfaction of the following performance thresholds: (i) one-third of the stock options will vest after the Company achieves $2,000,000 in EBITDA in any calendar year; (ii) two-thirds of the stock options will vest after the Company achieves $3,000,000 in EBITDA in any calendar year; and, (iii) the final third of the stock options will vest after the Company achieves $4,000,000 in EBITDA in any given calendar year. Management expects the Company to achieve each of these performance thresholds in the 2014 calendar year.

Compensation expense of $37,175 was recognized for these stock options during 2012, which was estimated using the Black-Scholes option model with the following assumptions:

EXHIBIT 99.2

Number of shares under options	108,000
Requisite service period	34 months
Value of common stock	$1.18 per share
Calculated volatility	75%
Expected dividends	—%
Expected life	5 years
Risk-free interest rate	0.45%

Expected volatility is the measure of change in the market price of common stock over the contractual term of the option. As the Company’s stock is not traded on a regular basis, a measurement of expected volatility is not readily available. Therefore, the expected volatility was estimated based on the average historical volatility from the (i) Dow Jones United States Total Market Indexes for the Telecommunications sector and (ii) actual volatility from certain public companies similar to the Company, which is believed by management to be reflective of the volatility of the Company’s common stock. The historical period used for the calculation of expected volatility was similar to the estimated exercise period of the related options. Expected dividends represent expected annual dividends on common stock for the contractual life of the options. The expected life represents the estimated period over which the options may be exercised. The risk-free interest rate for the years during the contractual life of the options was the average implied yields at the date of grant for the zero coupon U.S. Treasury Securities with a maturity similar to the expected life of the options.

Information regarding performance based stock options granted is as follows:

		Weighted
		average
	Number of	exercise
	outstanding	price
	options	per option

Outstanding as of December 31, 2010	$—	$—
Granted	900,000.01
Vested	—	—
Exercised	—	—
Forfeited	—	—

Outstanding as of December 31, 2011	900,000.01
Granted	508,000.01
Vested	—	—
Exercised	—	—
Forfeited	(1,000,000)	.01

Outstanding as of December 31, 2012	$408,000	$0.01

The nonvested options have a weighted average remaining contractual term of 8.99 years as of December 31, 2012.

EXHIBIT 99.2

NOTE 11 -	INCOME TAXES
Deferred income taxes consisted of the following as of December 31:

	2012	2011
Current deferred tax asset	$575,590	$288,697
Current deferred tax liability	(283,199)	(273,214)
	292,391	15,483

Noncurrent deferred tax asset	3,520,159	3,134,657
Noncurrent deferred tax liability	(980,873)	(1,007,868)
Less: valuation allowance	(2,403,739)	(1,460,574)
	135,547	666,215
Total deferred income tax asset, net	$427,938	$681,698

The provision (benefit) for income taxes consisted of the following for the years ended December 31:

	2012	2011
Deferred, excluding net operating loss carryforwards	$(594,072)	$303,754
Deferred, net operating loss carryforwards	(349,093)	(727,513)
Increase in valuation allowance	943,165	423,759
	$—	$—

Deferred taxes are recognized for temporary differences between the bases of assets and liabilities for consolidated financial statement and income tax purposes. As of December 31, 2012 and 2011, the differences relate primarily to the use of accelerated depreciation methods for income tax purposes, the deferral and subsequent amortization of certain revenues and costs for financial reporting purposes, and the recognition of the expected future benefits of net operating loss (“NOL”) carryforwards. As of December 31, 2012, the differences also reflect the recognition of deferred income taxes on differences in the bases of assets other than goodwill and liabilities acquired from IPNZ (see Note 3).

The Company recorded valuation allowances for deferred income tax assets of $2,403,739 and $1,460,574 as of December 31, 2012 and 2011, respectively, to the extent that management estimates it is more likely than not that the Company will not realize the benefit of these assets by generating taxable income to use the NOL carryforwards and because of expected limitations on the use of NOL carryforwards that are discussed below. If the Company is not successful in utilizing NOL carryforwards at least in amounts used as the basis for estimating the valuation allowance as of December 31, 2012, it would be necessary for the Company to write off or reduce the related deferred income tax assets at that time.

During 2012 and 2011, there was no current income tax expense as losses were incurred for income tax purposes.

The Company’s provision for income taxes differs from applying the statutory U.S. federal tax rate to income before taxes. The primary differences relate to state income taxes, the provision for changes in the valuation allowance of $943,165 and $423,759 in 2012 and 2011, respectively, and certain expenses that are not deductible for income tax purposes.

The Company has estimated NOL carryforwards for federal income tax purposes of $8,158,624 as of December 31, 2012 that expire as follows:

EXHIBIT 99.2

Year ending December 31:
2026	$1,070,750
2027	1,343,347
2028	379,634
2029	485,683
2031	2,311,294
2032	1,760,642
2033	807,274
$8,158,624

The Internal Revenue Code imposes an annual limitation on the use of NOL carryforwards following a change of ownership in a loss corporation of more than 50 percentage points by one or more five-percent stockholders within a three-year period. A recapitalization during 2007 combined with previous changes in ownership of the Company triggered these limitations. As a result, the annual utilization of the Company’s NOL carryforwards generated prior to 2007 is limited to an amount equal to the estimated fair value of the Company’s stock immediately before the ownership change multiplied by a Federal long-term tax-exempt rate. As of December 31, 2012, the Company had NOL carryforwards of $2,438,416 that were generated prior to 2007.

NOTE 12 -	RELATED PARTY TRANSACTIONS
The Company had the following related party transactions as of and for the years ended December 31:

	2012	2011
Consolidated balance sheet amounts
Receivables from companies owned by certain stockholders	$63,014	$—
Payables to companies owned by certain stockholders or their relatives	86,730	93,802

Consolidated statement of operations amounts
Revenues from companies owned by certain stockholders	550,082	—
Expenses from companies owned by certain stockholders or their relatives	447,004	452,210

NOTE 13 -	RETIREMENT PLANS
The Company has established a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. The 401(k) plan covers employees who have reached age 21 and completed one-half year of service. The Company can make profit sharing contributions at its discretion. Additional safe harbor contributions can be required by the Company to meet certain nondiscrimination requirements. Company profit sharing contributions are generally allocable among eligible participants in the proportion of their compensation to the compensation of all participants, subject to restrictions imposed by the Internal Revenue Code. Participants’ rights to the Company’s profit sharing contributions vest at the rate of 20% per year starting with the second year of vesting service. Expense under the plan was $70,465 and $78,675 in 2012 and 2011, respectively.

NOTE 14 -	COMITTMENTS
The Company leases office facilities in Lemont Furnace, Pennsylvania, St. Louis, Missouri, New York, New York, and near Philadelphia, Pennsylvania.

The Company leases an office building in Lemont Furnace, Pennsylvania covering approximately 10,000 square feet with parking. The lease has a term that ends in 2018. The Company has two five-year renewal options. The lease provides for minimum annual rent of $116,793 with annual cost of living adjustments (as defined) and additional rent for real estate taxes on the leased property.

EXHIBIT 99.2

In May 2007 the Company entered into a lease for approximately 5,600 square feet of office space in St. Louis, Missouri. This lease expired on December 31, 2012. The lease provided for minimum annual rent of $111,240 during 2012. The Company also pays its share of common area charges. In October 2012, the Company entered into a new lease for approximately 10,000 square feet of space in St. Louis, Missouri with a term of 88 months beginning in January 2013. The Company decided to terminate this lease in March 2013. The Company made a payment of $65,000 and forfeited a deposit of $10,000 as consideration for this termination.

The Company leases approximately 3,285 square feet of office space in Doylestown Township, Pennsylvania under a lease extending until March 2017. The monthly rent during 2012 was $6,844 and is subject to annual escalation.

The Company assumed the obligations for two leases of office space of IPNZ in New York, New York, the latest of which extends until June 2014.

As described in Note 2, the Company has entered into long-term contracts with infrastructure providers entitling the Company to use the provider’s network capacity to provide services to customers. These contracts provide for payments of monthly recurring charges to providers over the term of the contracts.

Future minimum rental payments due under real estate and office equipment leases and future monthly recurring charges due under long-term contracts with infrastructure providers were as follows as of December 31, 2012 (excluding the lease of office space in St. Louis, Missouri that was terminated in March 2013):

	Commitments to infrastructure providers	Real estate lease commitments	Office equipment lease commitments
Year ending December 31,
2013	$7,575,785	$200,149	$9,655
2014	4,527,720	210,792	9,655
2015	2,361,977	203,434	5,938
2016	1,788,901	205,077	5,601
2017	987,756	138,966	1,772
Thereafter	—	33,110	—
	$17,242,139	$991,528	$32,621

Rent expense recognized under operating leases was $465,237 and $291,793 for the years ended December 31, 2012 and 2011, respectively. Minimum rentals are recorded as rent expense on a straight-line basis over the term of the lease for leases where minimum rentals differ significantly from straight-line amounts and differences between minimum rental payments and the expense amounts are reflected as deferred rent on the consolidated balance sheets.

NOTE 15 -	CUSTOMER AGREEMENT EXTENSION
During 2010, the Company extended an existing customer’s contract through 2015, which was due to expire in 2012, resulting in the Company agreeing to provide upgraded service over an extended contract period. In order to convert services, the Company, along with a certain service partner, installed new equipment at each customer location during 2010. The equipment that was previously in use at these sites was decommissioned during 2011. Management determined that the net book value of the decommissioned equipment was a component cost of providing the upgraded service. Therefore, the net book value of $710,362 related to this equipment was transferred to deferred charges in 2011 and is being amortized over the extended contract terms.

NOTE 16 -	FAIR VALUE MEASUREMENTS
Generally accepted accounting principles (“GAAP”) defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements and disclosures for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

EXHIBIT 99.2

Fair value hierarchy
GAAP establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value measurement of each class of assets and liabilities is dependent upon its categorization within the fair value hierarchy, based upon the lowest level of input that is significant to the fair value measurement of each class of asset and liability. GAAP establishes three levels of inputs that may be used to measure fair value:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 - Unadjusted quoted prices for similar assets or liabilities in active markets, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3 - Unobservable inputs for the asset or liability.

The fair value estimates made by the Company in connection with the acquisition of IPNZ and the assessment of potential impairments of goodwill described below represent Level 3 fair value measurements. These fair value measurements involve the use of various unobservable Level 3 inputs as well as observable Level 2 inputs that have been adjusted in a manner consistent with the Company’s assessment of how market participants would arrive at the fair values of the subject assets or instruments.

Fair value of financial instruments
The Company’s financial instruments consist of cash, accounts receivable, accounts payable, the line of credit, subordinated debt and capital lease obligations as of December 31, 2012 and 2011. The carrying values of these financial instruments approximated their fair values at December 31, 2012 and 2011.

Fair value measurements in connection with acquisition of IPNZ
The Company accounted for its acquisition of IPNZ using the acquisition method of accounting. The cost of the acquisition was measured as the fair value of the Company’s common stock transferred on the acquisition date. The fair value of $1.18 per common share of the Company's common stock was based on an internal valuation of the Company’s common stock prior to the acquisition.

Management used a combination of methods to arrive at this fair value, including but not limited to a discounted cash flow method to apply the income approach and a guideline transactions method to apply the market approach. The fair value was determined on a non-marketable, non-controlling interest basis and has been reduced by discounts for lack of control and lack of marketability because market participants would be expected to take account of the characteristics of the block of Company common stock issued to IPNZ's shareholders that give rise to such discounts in making purchases or sales of such common stock.

The Company determined the fair value of the customer relationships intangible asset acquired from IPNZ using a discounted cash flow method based on the estimated cash flows the Company expects to receive over the terms of the contracts with the customers reduced to present value at a rate that reflects the risk associated with the realization of these cash flows.

Fair value measurements in connection with assessment of goodwill impairment
The Company completed a quantitative assessment and determined that there was no impairment of goodwill as of December 31, 2012 and 2011, respectively. This involved considering whether the fair value of the reporting unit exceeded the carrying value of the reporting unit. IPNZ was merged into the Company and its operating results are part of the Company’s overall results. Therefore, the Company as a whole represents the reporting unit for purposes of assessing goodwill impairment. Management used a combination of methods to consider the fair value of the Company, including but not limited to a discounted cash flow method to apply the income approach and a guideline transactions method to apply the market approach.

NOTE 17 -	EVENTS SUBSEQUENT TO DECEMBER 31, 2012
Effective May 14, 2013, the Company completed the acquisition of all of the capital stock of Airband Communications Holdings, Inc. ("Airband"). Airband merged with and into the Company with the Company issuing 9,684,114 shares of its common stock to Airband’s shareholders. This common stock was valued at

EXHIBIT 99.2

$10,912,142 based on an independent valuation. The transaction is intended to qualify as a tax-free reorganization under the Internal Revenue Code. Under the acquisition method of accounting, the Company will begin recording the results of Airband’s operations as of the acquisition date.

Airband is a large fixed wireless provider serving businesses in the United States. It delivers a portfolio of high-bandwidth Internet access, point-to-point private line services and managed solutions over a scalable last-mile network. Founded in 2000, Airband built its wholly-owned network to bypass the local phone and cable companies, providing customers with faster install times, improved scalability and complete path redundancy from the traditional wireline infrastructure.

The Company entered into a new credit facility on May 14, 2013. The Company’s existing bank line of credit was paid off using drawdowns on the new line of credit. The new line of credit provides for borrowings of the lesser of $4,500,000 or two times the amount of the Company’s recurring revenue (as defined) for the most recent month. Borrowings will bear interest at the prime rate plus 2.25% subject to a floor of 5.50%. The line of credit matures on May 14, 2015. Substantially all of the Company’s assets other than assets under capital lease obligations will collateralize the line of credit. Among other things, the line of credit requires the Company to maintain a customer churn rate (as defined) below specified levels and to achieve specified levels of EBITDA (as defined) and limits capital expenditures.

The Company entered into a note and warrant purchase agreement dated May 14, 2013 to refinance certain of Airband’s existing debt obligations. As a result, the Company entered into second lien secured notes in the aggregate principal amount of $14,751,970 and issued warrants to purchase 500,000 shares of the Company’s common stock at a price of $1.12 per share. The aggregate purchase price of $14,751,970 includes $14,191,970 for the notes and $560,000 for the warrants.

The second lien secured notes bear interest payable quarterly at 13% per annum or, at the Company’s option, at a 15% payment-in-kind rate. If interest is paid at the 13% rate, 12% will be payable in cash and 1% will be payable in kind via the issuance of additional notes.

Payments of principal equal to 5% of the aggregate original note amounts are due quarterly starting June 30, 2014 to March 31, 2016 and the final maturity of the notes is May 16, 2016. Among other things, the note and warrant purchase agreement requires the Company to maintain a leverage ratio below specified levels and limits new debt, liens, dividends and stock repurchases.

During April 2013, certain shareholders of the Company contributed $2,000,000 in cash in return for convertible preferred stock. These purchases were made to fulfill a condition of the acquisition agreement with Airband.

Based on the financial projections and business plans for the combined operations of the Company and Airband, management expects to realize significant cost reduction synergies and other operating synergies from the Airband acquisition. Management expects the Company to be able to meet its obligations as they come due in 2013.

The Company issued 293,750 shares of common stock to certain members of the management of Airband.

The Company has not finalized a determination of the fair value of Airband's assets and liabilities as of the issuance date of these financial statements.